Athene Names Louis-Jacques Tanguy Chief Financial Officer WEST DES MOINES, Iowa, Feb. 26, 2025 -- Athene Holding Ltd. (“Athene”), the leading retirement services company and subsidiary of Apollo Global Management, Inc. (NYSE:APO), announced today that it has appointed Louis-Jacques (LJ) Tanguy as Executive Vice President and Chief Financial Officer, effective March 1, 2025. LJ has served as the Chief Accounting Officer for Apollo since early 2022 and has over 25 years of extensive accounting and financial experience. Prior to joining Apollo, he spent 13 years at Deutsche Bank as a Managing Director in various finance leadership roles in London and New York. Prior to that, LJ was the Head of the Asia Pacific Product Valuation Group for Merrill Lynch Japan Securities in Tokyo and has also worked at Société Générale in Paris and Asia in various roles in Finance and Risk. He holds a Ph.D. in Business Management, a Master’s in Finance and a Bachelor’s in Economics from the University of Aix-Marseille. “We are very pleased that LJ will be Athene’s new CFO,” said Jim Belardi, CEO of Athene. “As Apollo’s Chief Accounting Officer, he successfully built and led a multifaceted organization spanning across the asset manager and retirement services businesses and played a key role in our successful merger. LJ is a champion for excellence and cross-functional collaboration, and his appointment appropriately supports the business now and for the long term.” “I am excited to support the continued growth and innovation of our firm by serving as Athene’s next CFO,” said Tanguy. “I look forward to working even more closely with my outstanding colleagues who have driven Athene to be the leading retirement services provider and partnering with them to achieve the next phase of our growth.” About Athene Athene is the leading retirement services company, with over $360 billion of total assets as of December 31, 2024 and operations in the United States, Bermuda, Canada, and Japan. Athene is focused on providing financial security to individuals by offering an attractive suite of retirement income and savings products and also serves as a solutions provider to corporations. For more information, please visit www.athene.com. Contact: Jeanne Hess Vice President, External Relations +1 646 768 7319 jeanne.hess@athene.com